                                                                    EXHIBIT 12.3


                                      TWE
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                           Pro Forma                                         Historical
                                 ------------------------------   ---------------------------------------------------------------
                                                                  Three Months
                                  Three Months       Year            Ended                        Year Ended December 31,
                                     Ended           Ended          March 31,        --------------------------------------------
                                    March 31,      December 31,   -------------                        Restated
                                      1995            1994        1995     1994      1994    1993    1992    1992    1991    1990
                                      ----            ----        ----     ----      ----    ----    ----    ----    ----    ----
                                                                       (In millions, except ratios)
Earnings:
   Net income (loss) before
    income taxes and
    extraordinary item..........      $ 49            $242        $ 15     $ 52      $201    $272    $210    $210    $132   $(159)
   Interest expense.............       127             499         150      135       563     573     486     436     479     630
   Amortization of capitalized
    interest....................         7              25           7        6        25      19      18      18      22      22
   Portion of rents representat-
    tive of an interest factor..        13              47          13       10        47      39      36      33      27      30
   Adjustment for partially
    owned subsidiaries and
    50% owned companies.........        32             115           7        5        24      22      27      80      30      31
   Undistributed losses of less
    than 50% owned companies....         8              89           8        5        58      14      40      40      58      19
                                      ----            ----        ----     ----      ----    ----    ----    ----    ----   -----
     Total  earnings............      $236            $998        $200     $213      $918    $939    $817    $817    $748   $ 582
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====

Fixed Charges:
   Interest expense.............      $127            $499        $150     $135      $563    $573    $486    $436    $479   $ 639
   Capitalized interest.........         7              25           7        6        25      20      15      15      17      19
   Portion of rents represent-
    ative of an interest
    factor......................        13              47          13       10        47      39      36      33      27      30
   Adjustment for partially
    owned subsidiaries and 50%
    owned companies.............         5              17           7        5        24      22      27      80      31      32
                                      ----            ----        ----     ----      ----    ----    ----    ----    ----   -----
     Total fixed charges........      $152            $588        $177     $156      $659    $654    $564    $564    $554   $ 720
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====
Ratio of earnings to
 fixed charges
 (deficiency in the coverage
 of fixed charges
 by earnings before fixed
 charges).......................       1.6x            1.7x        1.1x     1.4x      1.4x    1.4x    1.4x    1.4x    1.4x  $(138)
                                      ====            ====        ====     ====      ====    ====    ====    ====    ====   =====
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